As filed with the Securities and Exchange Commission on March 10, 2017

Registration No. 333-144012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-144012

Under

THE SECURITIES ACT OF 1933

LINEAR TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2778785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1630 McCarthy Boulevard

Milpitas, California 95035

(408) 432-1900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Donald P. Zerio

Chief Financial Officer

Linear Technology Corporation

1630 McCarthy Boulevard

Milpitas, California 95035

(408) 432-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Herbert P. Fockler, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statements as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 of Linear Technology Corporation, a Delaware corporation (the “Company”), (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on June 25, 2007.

Pursuant to the Agreement and Plan of Merger dated as of July 26, 2016, by and among the Company, Analog Devices, Inc., a Massachusetts corporation (“Analog Devices”), and Tahoe Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Analog Devices (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Analog Devices. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

Accordingly, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on March 10, 2017.

LINEAR TECHNOLOGY CORPORATION

By:	/s/ Donald P. Zerio
Donald P. Zerio
Vice President of Finance and Chief Financial Officer

*	No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.